Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - October 19, 2018) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2018.

3rd Quarter 2018 Summary

•	Net Sales growth of 5% quarter over quarter

•	Gross Margin of 37.6% including negative tariff impact of 60 basis points

•	Net Income increased 23% quarter over quarter

•	Earnings per Diluted Share increased 35% quarter over quarter to $0.42 per share

•	7.5 million shares repurchased during the quarter

•	$23.1 million of debt repaid during the quarter
For the third quarter of 2018, the Company reported net sales of $460.3 million, which was an increase of 5% compared to net sales of $438.6 million in the third quarter of 2017. When compared with IHS Markit's mid-July forecast for the third quarter of 2018, actual light vehicle production was approximately 5% below forecast in our primary markets of Europe, North America, Japan and Korea. In addition, when compared to the third quarter of 2017, actual light vehicle production declined by approximately 3% in our primary markets. Vehicle production levels during the quarter were impacted negatively by the Worldwide Harmonized Light Vehicle Test Procedure ("WLTP") regulations in Europe and resulted in unit shipments and revenue that were below forecast for the quarter.
"The third quarter of 2018 began with vehicle production estimates pointing toward near double-digit revenue growth for the quarter, but actual vehicle production levels came in considerably lower than anyone expected. We believe much of the headwind in the European market was driven by the WLTP regulation changes that took effect during the third quarter. Despite the difficult production environment, we are pleased that our level of growth outpaced our primary markets by 8% on a quarter over quarter basis, which was driven by launches and continuing ramp-up in production of our Full Display Mirror," said President and CEO Steve Downing.

Exhibit 99.1

For the third quarter of 2018, the gross margin was 37.6%, which was down when compared to a gross margin of 39.0% in the third quarter of 2017. The gross margin during the quarter was negatively impacted by approximately 60 basis points due to the tariffs that became effective during the quarter. "If we take a few minutes to reflect on the gross margin performance for the third quarter, a couple of points become very obvious. First, the gross margin performed well during the quarter when considering the poor performance in vehicle production and the lower than expected revenue growth that this produced. Second, when you consider the 60 basis point headwind the Company experienced in the quarter from the addition of tariffs, the gross margin would have otherwise improved sequentially during each quarter of 2018,” said Downing.
Operating expenses during the third quarter of 2018 were up 8% to $45.6 million when compared to operating expenses of $42.2 million in the third quarter of 2017, primarily due to increased staffing levels.
Income from operations for the third quarter of 2018 decreased 1% to $127.4 million when compared to income from operations of $129.1 million for the third quarter of 2017. The decrease in income from operations was primarily due to increased operating expenses and lower gross margin percentage, which was partially offset by quarter over quarter sales growth.
Other income increased to $3.1 million in the third quarter of 2018 compared to $1.8 million in the third quarter of 2017, primarily due to decreased interest expense and higher investment income.
During the third quarter of 2018, the Company's effective tax rate was 14.7%, down from 31.0% during the third quarter of 2017, primarily driven by the impacts of the Tax Cuts and Jobs Act of 2017 and the tax planning initiatives undertaken by the Company.
Net income for the third quarter of 2018 increased 23% to $111.3 million compared with net income of $90.2 million in the third quarter of 2017.
Earnings per diluted share in the third quarter of 2018 increased 35% to $0.42, compared with earnings per diluted share of $0.31 in the third quarter of 2017, as a result of the lower effective tax rate and a reduction in diluted shares outstanding on a quarter over quarter basis.
Automotive net sales in the third quarter of 2018 were $449.2 million, an increase of 5% compared with automotive net sales of $428.2 million in the third quarter of 2017. This increase in automotive net

Exhibit 99.1

sales was driven by a 6% increase in auto-dimming mirror unit shipments and Full Display Mirror launches and volume increases on a quarter over quarter basis.
Other net sales in the third quarter of 2018, which includes dimmable aircraft windows and fire protection products, were $11.1 million, an increase of 6%, compared to other net sales of $10.5 million in the third quarter of 2017.
Share Repurchases
During the third quarter of 2018, the Company repurchased approximately 7.5 million shares of its common stock at an average price of $22.98 per share, for a total of $172.5 million of share repurchases. As of September 30, 2018, the Company has approximately 12.2 million shares remaining available for repurchase pursuant to the previously announced share repurchase plan, which remains a part of the Company's broader capital allocation strategy that was previously disclosed. The Company intends to continue to repurchase additional shares of its common stock in the future in support of such capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Debt Repayment
During the third quarter of 2018, the Company paid down the remaining principal on its credit facility of $23.1 million. The Company recently entered into a new credit agreement for a $150,000,000 senior revolving credit facility that will mature on October 15, 2023.
Future Estimates
The Company’s forecasts for light vehicle production for the fourth quarter and full year of 2018 are based on IHS Markit's October 2018 forecasts for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Markit October light vehicle production forecast)
(in Millions)
Region	4Q 2018	4Q 2017	% Change	Calendar Year 2018	Calendar Year 2017	% Change
North America	4.23	4.11	3%	17.02	17.06	—%
Europe	5.67	5.69	—%	22.22	22.22	—%
Japan and Korea	3.47	3.29	5%	13.15	13.26	(1)%
Total Light Vehicle Production	13.37	13.09	2%	52.39	52.54	—%

Exhibit 99.1

Based on the above IHS Markit light vehicle production forecasts, current forecasted product mix and expense growth estimates, the Company has updated certain portions of its 2018 guidance in the table below. For the fourth quarter of 2018, the Company estimates that revenue will increase between 3% and 7% versus the same quarter last year.
As a result of the recently enacted tariffs by the Office of the United States Trade Representative related to imports from China and tariffs enacted by China on imports from the United States, the Company currently expects additional cost increases of between $2.5 million and $3 million for the fourth quarter of 2018. Total cost increases related to all enacted tariffs are expected to be approximately $5.5 million to $6 million for the fourth quarter of 2018. These expected cost increases are reflected in the Company's updated gross margin guidance provided. The Company continues to monitor and evaluate the impact of such tariffs along with other potential import and export tariffs that may be implemented by other countries which may have application to the Company's raw materials and/or finished products.
“As we move into the fourth quarter, we are expecting to remain in a tough light vehicle production environment due to ongoing regulation issues in Europe and vehicle production levels that so far this year have been lower than the industry expected. Overall, we remain optimistic that the growth of our core auto-dimming mirrors and Full Display Mirror launches will continue to provide growth rates well above vehicle production levels over the balance of 2018 and through calendar year 2019. Additionally, we will continue to work hard to offset the cost increases from the newly enacted tariffs, and we continue to believe that our sales and margin performance throughout the year in combination with the execution of our capital allocation strategy has produced the results we were expecting but that the market has not fully valued. We remain confident that our execution of the strategies we have put in place will continue to create value for our shareholders,” said Downing.

Exhibit 99.1

2018 Calendar Year Guidance
Annual Guidance
Item	As of 7/20/18	Updated as of 10/19/18
Net Sales	$1.88 - $1.91 billion	$1.854 - $1.872 billion
Gross Margin (includes additional tariff costs)	37.5% - 38.5%	37.5% - 38.0%
Operating Expenses (E,R&D and S,G&A)	$180 - $185 million	no change
Tax Rate (excluding discrete items)	15 - 18%	no change
Capital Expenditures	$110 - $120 million	$95 - $105 million
Depreciation & Amortization	$105 - $115 million	$105 - $110 million
Finally, based on 2019 light vehicle production forecasts and current forecasted product mix, the Company is making no changes to its previously announced revenue estimates for calendar year 2019, which continues to be estimated to be over and above the foregoing 2018 revenue estimates in the range of 5 - 10%.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions

Exhibit 99.1

thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC. Includes content supplied by IHS Markit Light Vehicle Production Forecast (July 16, 2018, and October 16, 2018) (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, October 19, 2018. The dial-in number to participate in the call is 844-389-8658, passcode 9479608. Participants may listen to the call via audio streaming at www.gentex.com or by visiting  https://edge.media-server.com/m6/p/mpnvg3fv. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
North American Interior Mirrors	2,108	2,102	—%	6,636	6,693	(1)%
North American Exterior Mirrors	1,103	842	31%	2,871	2,673	7%
Total North American Mirror Units	3,211	2,944	9%	9,507	9,366	2%
International Interior Mirrors	5,154	4,794	8%	15,801	14,438	9%
International Exterior Mirrors	1,864	1,875	(1)%	6,091	5,517	10%
Total International Mirror Units	7,018	6,668	5%	21,892	19,954	10%
Total Interior Mirrors	7,262	6,896	5%	22,437	21,130	6%
Total Exterior Mirrors	2,967	2,717	9%	8,962	8,189	9%
Total Auto-Dimming Mirror Units	10,229	9,613	6%	31,399	29,320	7%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Sales	$460,253,433	$438,627,786	$1,380,654,978	$1,335,302,109

Cost of Goods Sold	287,263,147	267,398,126	862,231,819	821,063,869
Gross Profit	172,990,286	171,229,660	518,423,159	514,238,240

Engineering, Research & Development	26,888,999	24,770,279	80,138,722	75,165,946
Selling, General & Administrative	18,673,376	17,386,729	55,658,189	49,708,008
Operating Expenses	45,562,375	42,157,008	135,796,911	124,873,954

Income from Operations	127,427,911	129,072,652	382,626,248	389,364,286

Other Income	3,106,704	1,759,391	8,641,076	4,276,424
Income before Income Taxes	130,534,615	130,832,043	391,267,324	393,640,710

Provision for Income Taxes	19,198,798	40,601,708	59,658,782	117,317,687

Net Income	$111,335,817	$90,230,335	$331,608,542	$276,323,023

Earnings Per Share
Basic	$0.42	$0.32	$1.23	$0.97
Diluted	$0.42	$0.31	$1.22	$0.96
Weighted Average Shares
Basic	265,607,128	284,661,920	270,366,996	285,915,565
Diluted	267,595,142	287,020,950	272,733,502	289,061,501

Cash Dividends Declared per Share	$0.11	$0.10	$0.33	$0.29

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2018	December 31, 2017
ASSETS
Cash and Cash Equivalents	$194,017,041	$569,734,496
Short-Term Investments	143,623,541	152,538,054
Accounts Receivable, net	247,322,101	231,121,788
Inventories	213,394,037	216,765,583
Other Current Assets	29,201,873	14,403,902
Total Current Assets	827,558,593	1,184,563,823

Plant and Equipment - Net	497,305,597	492,479,330

Goodwill	307,365,845	307,365,845
Long-Term Investments	141,631,510	57,782,418
Intangible Assets	274,500,000	288,975,000
Patents and Other Assets	21,027,381	20,887,496
Total Other Assets	744,524,736	675,010,759

Total Assets	$2,069,388,926	$2,352,053,912

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$172,886,490	$243,647,007
Deferred Income Taxes	53,398,181	58,888,644
Shareholders' Investment	1,843,104,255	2,049,518,261
Total Liabilities & Shareholders' Investment	$2,069,388,926	$2,352,053,912